Exhibit 99.1

Contacts:	Roy I. Lamoreaux	A. Patrick Diamond
	Manager, Investor Relations	Vice President
	713/646-4222 — 800/564-3036	713/646-4487 — 800/564-3036
FOR IMMEDIATE RELEASE
Plains All American Pipeline, L.P. Announces
Change to the Board of Directors
     (Houston — November 14, 2008) Plains All American Pipeline, L.P. (NYSE:PAA) today announced that Lance Conn has joined the board of directors of Plains All American GP LLC, the managing general partner of PAA. Mr. Conn has been designated to serve as Vulcan Energy Corporation’s representative on the board and will fill the slot previously held by David Capobianco.
     “We are pleased to welcome Lance to our board of directors and look forward to working with him as we continue to grow PAA,” said Greg L. Armstrong, Chairman and CEO of Plains All American. “On behalf of the Partnership, I would also like to thank David Capobianco for the support, advice and counsel that he has provided during the four years he has served on our board.” Armstrong noted that the change is effective November 14, 2008.
     Lance Conn is the President of Vulcan Capital and is responsible for managing the diverse multi-billion-dollar investment portfolio of Vulcan Inc., which is the investment and project management company founded in 1986 by Paul G. Allen. Mr. Conn also sits on the boards of Charter Communications, Vulcan Energy Corporation, PAA/Vulcan Gas Storage and Digeo and is a former director of Oxygen Media. He also serves as an advisory director for Makena Capital Management and an advisor to Global Endowment Management. Prior to joining Vulcan, Mr. Conn worked for America Online, where he served in various senior business and corporate development roles in the United States and Europe. Prior to AOL, Mr. Conn was an attorney with the Shaw Pittman law firm in Washington, D.C. Mr. Conn holds a J.D. from the University of Virginia, a master’s degree in history from the University of Mississippi and an A.B. in history from Princeton University.
     “Plains All American has been one of Vulcan’s top performing investments since we purchased our initial interest in 2004,” said Mr. Conn. “We are extremely pleased with the growth and success of the company and I look forward to becoming more involved in my new capacity as a board member.”
     Plains All American Pipeline, L.P. is a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products. Through its 50% ownership in PAA/Vulcan Gas Storage LLC, the partnership is also engaged in the development and operation of natural gas storage facilities. The Partnership is headquartered in Houston, Texas.
# # #